Exhibit 99.1

MTM Technologies Announces Preliminary Third Quarter Fiscal
2008 Results ended December 31, 2007 and Provides Updated
Outlook

STAMFORD, CT – January 31, 2008 –MTM Technologies, Inc. (NASDAQ: MTMC), a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies, today announced preliminary financial results for its third quarter of fiscal 2008 ended December 31, 2007, with revenues of approximately $59 million and EBITDA of approximately $1.6 to $1.8 million. Even in the face of lower revenues, the Company expects to meet its prior positive EBITDA outlook.  EBITDA for the second quarter of fiscal 2008 was $1.1 million.

MTM experienced a slowdown in orders in the December quarter which has continued into the March quarter.  At the present time, the Company believes that the current economic uncertainties have caused delays in orders as opposed to cancellations.  Based upon the current conditions, MTM Technologies projects total revenue for the fiscal year ending March 31, 2008 between $245 and $250 million.  Given the Company’s continuing emphasis on expense controls, the Company remains committed to positive EBITDA performance.

MTM is scheduled to release earnings on February 13, 2008 after the market closes and management will host a conference call on Thursday, February 14, 2008, at 9:00 a.m. Eastern Time (ET) to discuss the Company’s financial results.  Please refer to the January 17, 2008 Press Release for the conference call details.

About MTM Technologies
MTM Technologies, Inc. (NASDAQ: MTMC) is a leading national provider of innovative IT solutions and services to Global 2000 and mid-size companies  Partnered with industry-leading technology providers such as Cisco, Citrix, Microsoft, HP, Sun Microsystems, EMC, and Avaya, MTM Technologies’ practice areas include access infrastructure, IP telephony, enterprise storage, security and network and systems infrastructure. Service areas include managed services, consulting, professional IT staffing and implementation. For more information, visit www.mtm.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include MTM Technologies' entry into new commercial businesses, the risk of obtaining financing, recruiting and retaining qualified personnel, and other risks described in MTM Technologies' Securities and Exchange Commission filings.  The forward looking statements in this press release speak only as of the date hereof and MTM Technologies disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in  MTM Technologies’ expectations or future events.

For more information, contact:

Jay Braukman
Chief Financial Officer
MTM Technologies, Inc.
203-975-3700
investorrelations@mtm.com